EXHIBIT 5.3

May 1, 2006

Gold Reserve Inc.
926 West Sprague Avenue
Suite 200
Spokane, Washington 99201
U.S.A.

Dear Sirs/Mesdames:

Re:Gold Reserve Inc. - Registration Statement on Form F-10

   We hereby consent to the reference to our firm's name under the headings "Eligibility for Investment", "Canadian Federal Income Tax Considerations" and "Legal Matters" in the prospectus filed as part of the registration statement on Form F-10 relating to the offering of up to US$30,000,000 of Class A common shares of Gold Reserve Inc. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended or the rules and regulations promulgated thereunder.

Yours very truly,

 /s/    "Heenan Blaikie LLP"
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